EXHIBIT 99.1

Aspen Technology Receives “Wells Notice”

CAMBRIDGE, Mass. — June 9, 2006 — Aspen Technology, Inc. (NASDAQ: AZPN) today announced that the Company has received a “Wells Notice” letter from the staff of the United States Securities and Exchange Commission (the “SEC”) of possible civil enforcement action regarding the Company’s originally filed financial statements for fiscal years 2000-2004, which the Company restated in March 2005.

The letter concerns historical financial statements which were superseded by the Company’s restated fiscal year 2000-2004 financial statements that the Company filed more than a year ago in March 2005 following a review initiated by the audit committee of the board of directors.

A “Wells Notice” letter invites the recipient to address why a civil enforcement action is unnecessary or inappropriate. There can be no assurance that the SEC will not bring a civil enforcement proceeding against the Company. The Company will endeavor to resolve any issues without SEC action given that the Company self-initiated its restatement review in October 2004, as publicly disclosed at that time, the Company promptly and timely filed restated financial statements in accordance with NASDAQ and SEC rules, the Company has cooperated fully with regulatory inquiry, and, in March of this year, the Company settled the shareholder class action litigation concerning the same matters, providing a fund of $5.6 million to settle participating shareholder claims for all shareholders who purchased Aspen Technology shares between October 29, 1999 and March 15, 2005, inclusive.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. AspenTech’s integrated aspenONE™ solutions are aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software. For more information, visit www.aspentech.com.

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AspenTech and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts:

For Media:	For Investors:
Elisa Logan	Integrated Corporate Relations
Aspen Technology, Inc.	Kori Doherty
(617) 949-1398	(617) 217-2084
elisa.logan@aspentech.com	Kori.doherty@icrinc.com